    As filed with the Securities and Exchange Commission on July 20, 2000
                                                        Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                   Form S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                               Medium4.com, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                        13-4037641
  (State of Incorporation)                             (I.R.S. Employer
                                                      Identification No.)

                        120 Fifth Avenue, Seventh Floor
                           New York, New York 10011
            (Address of Registrant's Principal Executive Offices)

                            ______________________

                   MEDIUM4.COM, INC. 2000 STOCK OPTION PLAN
                           (Full Title of the Plan)

                                Jonathan Braun
                            Chief Executive Officer
                               Medium4.com, Inc.
                        120 Fifth Avenue, Seventh Floor
                           New York, New York 10011
                                (212) 993-9400
           (Name, Address and Telephone Number of Agent for Service)

                                With a copy to:

                             Ira I. Roxland, Esq.
                Cooperman Levitt Winikoff Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York 10022
                                (212) 688-7000
                              Fax: (212) 755-2839

                                          CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                            Proposed Maximum          Proposed Maximum          Amount of
       Title of Securities              Amount to            Offering Price          Aggregate Offering       Registration
         to be Registered              be Registered            Per Share                   Price                  Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share......................      1,000,000 shares           $ 7.188                 $ 7,188,000            $ 1,897.63
==============================================================================================================================

==============================================================================================================================

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Medium4.com, Inc. (the "Registrant") with the Securities and Exchange Commission (File No. 1-15863) are incorporated herein by reference and made a part hereof:

         (a) Registrant's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1999;

         (b) Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         (c)   Registrant's Current Report on Form 8-K dated May 15, 2000; and

         (d) Registrant's Registration Statement on Form 8-A containing a description of Registrant's Common Stock, par value $.01 per share (the "Common Stock").

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

         Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Registrant, beneficially owns an aggregate of 40,000 shares of Common Stock, as well as an option to acquire an additional 10,000 shares of Common Stock.


Item 6.  Indemnification of Directors and Officers.

         Except as set forth in this Item 6, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         Article FIFTH of the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time ("DGCL"), each of its officers and directors, such right to indemnification being expressed in said Article FIFTH as a contractual right, and may so indemnify such other persons that such Sections grant the Registrant the power to indemnify. Article FIFTH of the Restated Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit.

         Section 145 of the DGCL grants the Registrant the power to indemnify existing and former directors, officers, employees and agents of the Registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the Registrant.

         The Registrant maintains a policy of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


Item 7.  Exemption From Registration Claimed.

         Not Applicable


Item 8.  Exhibits.

         4        Medium4.com, Inc. 2000 Stock Option Plan (1)

         5        Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.

         23.1     Consent of Radin, Glass & Co., LLP

         23.2 Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (reference is made to Exhibit 5 herein)

--------------

(1) Filed as an exhibit to the Registrant's Proxy Statement for its annual meeting of shareholders held on July 7, 2000 and incorporated herein by reference.

Item 9.  Undertakings.

         (a)   The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                    provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                    Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or
               Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Restated Certificate of Incorporation and by-laws of the Registrant and the provisions of the Delaware law described under
               Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 7, 2000.

                                        Medium4.com, Inc.


                                        By: /s/Jonathan Braun
                                            --------------------------------
                                            Jonathan Braun
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

                 Signature                              Title                                     Date
                 ---------                              -----                                     ----
/s/ Jonathan Braun                          Chief Executive Officer and Director              July 7, 2000
------------------------------
Jonathan Braun

/s/ Harold I. Berliner                      Treasurer and Principal Financial and             July 7, 2000
------------------------------              Accounting Officer
Harold I. Berliner

/s/ I. William Lane                         Chairman of the Board and Director                July 7, 2000
------------------------------
I. William Lane

/s/ Bruno Finel                             Senior Vice President - International             July 7, 2000
------------------------------              Operations and Director
Bruno Finel

/s/ Marc D. Leve                            Vice President - Legal Affairs, General           July 7, 2000
------------------------------              Counsel, Secretary and Director
Marc D. Leve

                                            Director
------------------------------
Stanley S. Canter

                                            Director
------------------------------
Junichi Watanabe

                                      II-5